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                                                   EXHIBIT 4.1

                                                   EXECUTION VERSION


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                         SENIOR SUBORDINATED CONVERTIBLE NOTE
                                  DUE JULY __, 2005

$37,776,716.00                                               July __, 1999

          This Senior Subordinated Convertible Note (the "Note") is executed and delivered under and pursuant to the terms of that certain Amended and Restated Exchange Agreement, dated as of June 29, 1999 (the "Agreement"), between Applied Magnetics Corporation, a Delaware corporation (the "Maker"), and Kennilworth Partners II LP, a Delaware limited partnership ("Holder").

          FOR VALUE RECEIVED, Maker promises to pay to the order of Holder the principal sum of Thirty-Seven Million Seven Hundred Seventy-Six Thousand Seven Hundred Sixteen Dollars ($37,776,716) (the "Principal Amount") on July __, 2005 (the "Maturity Date"), which amount includes a borrowing in the amount of Twenty-Five Million Dollars ($25,000,000) (the "Borrowing Amount"), together with zero coupon interest compounded quarterly through July __, 2002 (the "Zero Coupon Date"), and interest from the Zero Coupon Date on the unpaid Principal Amount at 14% per annum, which interest (the "Interest") shall accrue on a daily basis using quarterly compounding. The Principal Amount of and Interest on this Note shall be paid in lawful money of the United States of America at the principal office of Holder, 40 Cuttermill Road, Suite 308, Great Neck, New York 11021, or at such other place as Holder may designate to Maker from time to time.

     1. INTEREST PAYMENTS. Interest payments on the Note shall be payable in cash quarterly in arrears on the first day of April, July, October and January in each year (each such date being referred to herein as a "Quarterly Interest Payment Date"), commencing on the first Quarterly Interest Payment Date after the Zero Coupon Date. If

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any Quarterly Interest Payment Date occurs on a day that is not a business day, any accrued interest payments otherwise payable on such Quarterly Interest Payment Date shall be paid, without interest, on the next succeeding business day. Interest payments payable on any Quarterly Interest Payment Date with respect to a period (a "Interest Period") which is less than a full fiscal quarter in length will be computed on the basis of a 365-day annual period and actual days elapsed in such Interest Period. Interest payments on account of arrears for any past Interest Periods may be declared and paid at any time to holders of record on the payment date.

     2.   CONVERSION.

          2.1 OPTIONAL CONVERSION BY HOLDER. The Note (or any portion thereof) shall be convertible, at the option of the holder thereof, at any time, into seven million twenty-eight thousand two hundred twenty-four (7,028,224) shares of Common Stock (or the applicable PRO RATA portion thereof). Such conversion reflects a conversion price of $3.557085 per share of Common Stock (the "Conversion Price"). Notwithstanding the foregoing, if at any time on or after the date that each of the following shall be true:
(a) the Maker has sold, transferred, pledged, assigned or otherwise encumbered assets with a market value reasonably estimated at greater than five million dollars ($5,000,000) when aggregated with all other assets sold, transferred, pledged, assigned or otherwise encumbered after the date hereof, other than assets encumbered solely to secure existing Senior Indebtedness (as described below), and (b) the Maker shall have had negative net income or negative net operating income in its most recent fiscal quarter (the "Conversion Price Adjustment Date"), the Conversion Price shall be adjusted (to the extent such adjustment reflects a decrease in the Conversion Price) to a 10% premium to the average closing price of the Common Stock as reported on any of the New York Stock Exchange, any national securities exchange or the National Market System of the National Association of Securities dealers, Inc. (an "Exchange") for five (5) business days prior to the Conversion Price Adjustment Date. Maker shall give prompt written notice to the Holder of the occurrence of a Conversion Price Adjustment Date which, if practicable, shall be not less than seven days prior thereto.

     2.2  MANDATORY CONVERSION.

          2.2.1 MANDATORY CONVERSION BY MAKER IN YEAR ONE. In the event that, on or prior to July __, 2000, the closing price of the Common Stock as reported on any Exchange is greater than or equal to ten dollars and seventy-five cents ($10.75) per share for twenty (20) of thirty
(30) consecutive business days, at the option of the Maker, the Note shall be converted into seven million twenty-eight thousand two hundred twenty-four (7,028,224) shares of Common Stock.

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          2.2.2  MANDATORY CONVERSION BY MAKER FOLLOWING YEAR ONE.  In the
event that, after July __, 2000, the closing price of the Common Stock as reported by any Exchange is greater than or equal to seven dollars ($7.00) for twenty (20) of thirty (30) consecutive business days, at the option of the Maker, the Note shall be converted into seven million twenty-eight thousand two hundred twenty-four (7,028,224) shares of Common Stock.

          2.2.3  MANDATORY CONVERSION TO PREFERRED STOCK.  In the event that
(a) Maker meets or exceeds the projections set forth on Schedule 1 hereto for the four fiscal quarters following the date hereof and (b) Maker consummates a rights offering with net proceeds of not less than $40,000,000 to Maker, this Note shall be converted into that number of shares of Maker's Series B Convertible Preferred Stock equal to a fraction, the numerator of which shall be the sum of the Borrowing Amount, together with interest accrued on a daily basis through such conversion date using quarterly compounding at the rate of 14% per annum, and the denominator of which shall be one hundred dollars ($100). The terms of the Series B Convertible Preferred Stock will be exactly identical to this Note.

     2.3  MECHANICS OF CONVERSION.

          2.3.1 MECHANICS OF OPTIONAL CONVERSION. In order to convert the Note into shares of Common Stock pursuant to Section 2.1, Holder shall surrender the Note at the office of the transfer agent, together with written notice (the "Optional Conversion Notice") that Holder elects to convert the Note (or any part hereof). The Optional Conversion Notice shall state (i) the Holder's name or the names of the nominees in which the Holder wishes the certificate or certificates for shares of Common Stock to be issued and (ii) a designated date of conversion. If required by the Maker, upon its surrender the Note shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Maker, duly executed by the registered holder or his or its attorney duly authorized in writing. The effective date of conversion (the "Optional Conversation Date") shall be deemed to be the later of (x) the date specified in the Optional Conversion Notice or (y) the date the Optional Conversion Notice is received by the Maker. The Maker shall, as soon as practicable after the Optional Conversion Date, issue and deliver to such holder, or to his nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. From and after the Optional Conversion Date, all interest on the Note shall cease to accrue, all rights of the Holder (except the right to receive certificates representing the applicable number of shares of Common Stock upon surrender of the Note) shall cease with respect to such Note, and the Note shall thereafter not be deemed to be outstanding for any purpose whatsoever.

          2.3.2 MECHANICS OF MANDATORY CONVERSION. In order for the Maker to convert the Note into shares of Common Stock pursuant to Section 2.2, at least fifteen (15) days prior to the date set by the Board of Directors on which the Note will automatically be converted to Common Stock (the "Mandatory Conversion Date"), written

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notice (the "Mandatory Conversion Notice") shall be given to each Holder at
Holder's address last shown on the records of the Maker, specifying the applicable Conversion Price and the Mandatory Conversion Date. On or after and as of the Mandatory Conversion Date, the Note shall be deemed converted into shares of Common Stock in accordance with Section 2.2 above. From and after the Mandatory Conversion Date, all interest on the Note shall cease to accrue, all rights of the Holder (except the right to receive certificates representing the applicable number of shares of Common Stock upon surrender of the Note) shall cease with respect to such Note, and the Note shall thereafter not be deemed to be outstanding for any purpose whatsoever.

          2.4 INTEREST PAYABLE ON CONVERSION. Unpaid Interest accruing from the Zero Coupon Date through any Optional or Mandatory Conversion Date shall be due and payable upon conversion and, thereafter, any unpaid amount of Interest shall be deemed unpaid principal and shall accrue interest at the rate applicable to the Principal Amount immediately prior to such conversion.

          2.5 TERMINATION OF RIGHTS UNDER THE NOTE. All or any portion of the Note which shall have been surrendered for conversion or automatically converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends and notices, shall immediately cease and terminate on the Optional or Mandatory Conversion Date (as applicable), except only the right of the holders thereof to receive shares of Common Stock or Series B Convertible Preferred Stock in exchange therefor. The conversion rights of the Note shall continue to, and terminate on, the Maturity Date.

     3.   SUBORDINATION.

          3.1 SUBORDINATION TO SENIOR OBLIGATIONS. The Maker covenants and agrees, and by its acceptance hereof Holder likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section, this Note, and the payment of the principal and interest hereunder (collectively, the "Senior Subordinated Obligations"), are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all indebtedness of the Maker now existing or hereinafter arising under (i) the Guarantees entered into by the Company prior to the date hereof and as amended from time to time relating to loan agreements between Applied Magnetics (M) SDN BHD, a wholly-owned subsidiary of the Company, and (a) RHB Bank Berhad, formerly known as DCB Bank of Berhad, dated December 10, 1996,
(b) Arab-Malaysian Bank Berhad, dated July 18, 1996, (c) Ban Hin Lee Bank Berhad, dated April 8, 1997, (d) Malayan Banking Berhad, April 19, 1995, and
(e) United Overseas Bank (Malaysia) Bhd, dated August 18, 1998, as each may have been amended from time to time, and (ii) its loan agreements with CIT Group/Business Credit Financing Agreement dated January 11, 1995, as amended from time to time (together with the Guarantees, the "Senior Indebtedness Documents"), including any future borrowings under such Senior Indebtedness Documents, and all related interest, fees, expenses and other amounts payable thereunder (the "Senior Indebtedness"), provided, that, notwithstanding anything to the contrary contained herein, at any time of determination, the Senior Subordinated Obligations shall be subordinated pursuant to the terms hereof only to that amount of such Senior Indebtedness that at such time would be permitted to be outstanding under the terms of the Senior Indebtedness Documents as in effect on the date hereof and without giving effect to any subsequent amendments thereto. Such Senior Indebtedness shall constitute the only indebtedness of Maker which shall be higher in priority to the Senior Subordinated Obligations and Maker agrees that no additional indebtedness, other than the Senior Indebtedness and any future

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borrowings under the Senior Indebtedness Documents, shall be incurred which is senior to or pari passu with the Senior Subordinated Obligations. The Holder hereby agrees not to amend or otherwise modify any provision of this Section without the prior written consent of the holders of all Senior Indebtedness. This Section shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any agent of such holder. The holders of the Senior Indebtedness are third-party beneficiaries of the provisions of this Section and are entitled to rely hereon.

          3.2 SENIORITY TO JUNIOR OBLIGATIONS. The Maker covenants and agrees and, by its acceptance hereof Holder likewise covenants and agrees, that, to the extent and in the manner set forth in this Section, this Note, and the payment of the Principal Amount and Interest hereunder, are expressly made senior to those certain 7% Convertible Subordinated Debentures of the Company (the "Junior Indebtedness") and all related interest, fees, expenses and other amounts payable with respect to such Junior Indebtedness.

          3.3   PAYMENT OVER OF PROCEEDS UPON DISSOLUTION.  In the event of
(a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Maker or its assets, or (b) any liquidation, dissolution or other winding up of Maker, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any the marshaling of assets and liabilities of Maker, then and in any such event:

          (x) the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, before Holder is entitled to receive any payment on account of the Senior Subordinated Obligations and Holder shall be entitled to receive payment in full of all amounts due or to become due on or in respect of this Note, before the holders of the Junior Indebtedness are entitled to receive any payment on account of the Junior Indebtedness.

          (y) any payment or distribution of assets of Maker of any kind or character to which Holder would be entitled but for the provisions of this Section (other than any payment or distribution in the form of equity securities or other securities subordinated in right of payment to all Senior Indebtedness the same extent as, or to a greater extent than, the Senior Subordinated Obligations) shall be paid to the holders of Senior Indebtedness, to the extent necessary to make payment in full in cash of all Senior Indebtedness; and

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          (z)  in the event that, notwithstanding the foregoing provisions of this Section, Holder shall have received any such payment or distribution (but excluding any payment of the character described in the parenthetical clause in the foregoing clause (y)) before all Senior Indebtedness is paid in full in cash, then such payment or distribution shall be held in trust for the holders of the Senior Indebtedness and paid over or delivered forthwith for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, with any excess to be promptly returned to Holder for application hereto.

     If Holder fails to file claims or proofs of claim in any proceeding of the type referred to in the first sentence of this Section earlier than 10 days prior to the deadline for any such filing, Holder hereby appoints the holders of the Senior Indebtedness as its attorney (i) to file such claims or proofs of claim and/or (ii) if Holder fails to vote any such claim at least 10 days prior to the expiration of the time to vote such claim, to vote such claim; provided, that the Senior Indebtedness shall have no obligation to file and/or vote any such claim.

          3.4 NON-PAYMENT IN CERTAIN CIRCUMSTANCES. (a) In the event that any payment of principal of or interest on the Senior Indebtedness is not paid when due, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise ("Payment Default"), then no payment shall be made by Maker, or accepted by Holder, on account of the Senior Subordinated Obligations, unless and until such payment shall have been made or such Payment Default is waived in accordance with the terms of the Senior Indebtedness.

          (b) In the event that any event of default other than a Payment Default (each a "Non-Payment Default") has occurred and is continuing and Maker and Holder shall have received written notice of such Non-Payment Default (a "Blockage Notice") from the holders of the Senior Indebtedness, then no payment shall be made by Maker, or accepted by Holder, on account of the Senior Subordinated Obligations during the period commencing on the date Maker and Holder received such Blockage Notice and ending on the earlier of
(A) the date 120 days thereafter and (B) the date on which such Non-Payment Default has been cured or waived; provided, that (x) in any 365 consecutive day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period, Blockage Notices may be in effect for no more than 120 days in the aggregate and (y) a Non-Payment Default, or an event which, with the giving of notice and/or lapse of time, would become a Non-Payment Default which existed on the date of the commencement of any such blockage period and has since matured into an Event of Default, may be used as the basis for any subsequent Blockage Notice unless such Non-Payment

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Default or event, as the case may be, shall in the interim have been cured or waived.

          (c) The failure of Maker to make any payment with respect to the Senior Subordinated Obligations by reason of the operation of this Section shall not be construed as preventing the occurrence of a default hereunder. Immediately upon the expiration of any period under this Section during which no payment may be made on account of the Senior Subordinated Obligation, Maker may resume making any and all payments on account of the Senior Subordinated Obligations (including any payment of principal, interest or any other amount missed during such period), which payment (if so made in full) shall be deemed to have cured, and Holder shall be deemed to have waived, any default which may arise on account of any such missed payment.

          (d) In the event that, notwithstanding the foregoing, Holder shall have received any payment prohibited by this Section, then and in such event such payment shall be held in trust for the holders of the Senior Indebtedness and paid over and delivered forthwith to the agent for the holders of the Senior Indebtedness for application to the Senior Indebtedness to the extent then payable, with any excess to be returned promptly to Holder for application hereto.

          3.5 SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Subject to the payment in full in cash of all Senior Indebtedness, Holder shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on this Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which Holder would be entitled except for the provisions of this Section, and no payments pursuant to the provisions of this Section to the holders of Senior Indebtedness by Holder shall, as among Maker, its creditors (other than holders of Senior Indebtedness), and Holder be deemed to be a payment or distribution by Maker to or on account of the Senior Indebtedness.

          3.6 PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Section 3 are and are intended solely for the purpose of defining the relative rights of Holder on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section or elsewhere in this Note is intended to or shall impair, as among Maker and Holder, the obligation of Maker, which is absolute and unconditional, to pay to Holder the principal of and interest under this Note as and when the same shall become due and payable.

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          3.7   NO WAIVER OF SUBORDINATION PROVISIONS.  No right of any
present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by Maker with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing sentence, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Holder, without incurring responsibility to Holder and without impairing or releasing the subordination provided in this Section or the obligations hereunder of Holder to the holders of Senior Indebtedness, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding, provided, that the Senior Indebtedness Documents may not be amended to increase the amount of any Senior Indebtedness that may be outstanding at any time; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; and (c) exercise or refrain from exercising any rights against Maker and any other person.

          3.8 LIMITATION ON RIGHTS AND REMEDIES: NOTICE OF EXERCISE OF REMEDIES. Notwithstanding anything contained herein to the contrary, for any period during which Holder shall be blocked from receiving payments pursuant to Section 3.4 hereof (but in no event exceeding 60 days), Holder shall not
(i) accelerate any portion of the Senior Subordinated Obligation, (ii) initiate any judicial proceeding or action to collect any portion of the Senior Subordinated Obligation, or (iii) initiate any case, proceeding or other action in respect of Maker of the type referred to in clause (a) or (b) of clause (b) (each a "Proceeding") hereof unless, prior to the expiration of such period, (i) the holders of the Senior Indebtedness shall take any such action in respect of the Senior Indebtedness or (ii) the Senior Indebtedness and/or the Senior Subordinated Obligations shall have become automatically due payable in accordance with their respective terms.

          3.9   ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

               (a) Special Definitions. For purposes of this Section, the following definitions shall apply:

                    (1) "Option" shall mean rights, options or warrants issued by the Maker to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

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                    (2)  "Convertible Securities" shall mean any evidences of
                         indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (3) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or deemed pursuant to Section 3.9(b) to be issued) by Maker after the date hereof, other than Key Employee Shares (as defined below) and other than shares of capital stock issued or issuable:

                         (A) upon conversion of shares of Series B Convertible Preferred Stock;

                         (B) pursuant to Options or Convertible Securities outstanding on the date hereof; or

                         (C) by reason of a dividend, stock split, split-up or other distribution on shares excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1), (2) or (3).

                    (4) "Key Employee Shares" shall mean shares of Common Stock, and/or options to purchase such shares of Common Stock, issued to officers, directors or employees of or consultants to the Maker pursuant to any restricted stock plan or agreement heretofore approved by the Board of Directors.

                    (5) "Rights to Acquire Common Stock" (or "Rights") shall mean all rights issued by this Maker to acquire Common Stock whether by exercise of a warrant, option or similar call or conversion of any existing instruments.

               (b) ISSUE OF SECURITIES; DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. If the Maker at any time or from time to time after the date hereof

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


                    shall issue any Options or Convertible Securities or other Rights to Acquire Common Stock, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent reduction of such number) issuable upon the exercise of such Options, Rights or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided, that, in any such case:

                    (1) No further adjustment in the Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Rights or conversion or exchange of such Convertible Securities;

                    (2) Upon the expiration or termination of any unexercised Option or Right, the Conversion Price shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option or Right shall not be deemed issued for the purposes of such readjustment or any subsequent adjustment of the Conversion Price; and

                    (3) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option, Right or Convertible Security (except Key Employee Shares), including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option, Right or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option, Right or Convertible Security.

               (c) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. If the Maker shall at any time after the date hereof issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued, but excluding shares issued as a stock split, dividend or distribution and Key Employee Shares), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue (as adjusted until the Zero Coupon Date to give effect to a per annum accretion rate of 14%), then and in such event, such Conversion Price shall be reduced, concurrently with such issue to a price (calculated to the nearest cent) determined

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                    by multiplying such Conversion Price by a fraction, (a)
                    the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (or deemed issue) on a fully-diluted basis plus (2) the number of shares of Common Stock which the aggregate consideration received by the Maker for the total number of Additional Shares of Common Stock so issued (or deemed issued) would purchase at such Conversion Price; and (b) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (or deemed issue) on a fully-diluted basis plus (2) the number of such Additional Shares of Common Stock so issued (or deemed issued).

Notwithstanding the foregoing, the applicable Conversion Price shall not be reduced if the amount of such reduction would be an amount less than One Cent ($.01), but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate One Cent ($.01) or more.

               (d) DETERMINATION OF CONSIDERATION. For purposes of this Section, the consideration received by the Maker for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (1)  CASH AND PROPERTY. Such consideration shall:

                         (A) insofar as it consists of cash, be computed at the aggregate of cash received by the Maker, excluding amounts paid or payable for accrued interest or accrued dividends;

                         (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Maker for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Maker's Board of Directors.

                    (2) OPTIONS, RIGHTS AND CONVERTIBLE SECURITIES. The consideration per share received by the Maker for Additional Shares of

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

                         Common Stock deemed to have been issued pursuant to Options, Rights and Convertible Securities shall be determined by dividing

                         (A) the total amount, if any, received or receivable by the Maker as consideration for the issue of such Options, Rights or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent increase of such consideration) payable to the Maker upon the exercise of such Options, Rights or the conversion or exchange of such Convertible Securities, by

                         (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent reduction of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

          3.10 ADJUSTMENT FOR STOCK SPLITS, DIVIDENDS AND COMBINATIONS. If the Maker shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Maker shall at any time or from time to time after the date hereof combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective as of the record date for such stock split, dividend or combination.

          3.11 ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event upon the conversion of the Note, Holder shall have the right to receive the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which the Note might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

          3.12 ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Maker with or into another corporation or the sale of all or substantially all of the assets of the Maker to another corporation, the Note shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Maker deliverable upon conversion of the Note would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section with respect to the rights and interest thereafter of Holder, to the end that the provisions set forth in this Section (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Note. In the event that the consolidation or merger is an all-cash transaction, Holder shall be entitled to cash payment on an as-converted basis.

          3.13  CHANGE IN CONTROL.  In addition to any adjustment provided in
Section 3.12, Holder will have the right, at Holder's option, to cause Maker to purchase the Note, in whole or in part, for a cash amount equal to the accreted value of the Note, based on the Borrowing Amount, through the effective date of the purchase by Maker, if a Change of Control (as defined herein) occurs or has occurred. Notice with respect to the occurrence of a Change of Control will be given not later than 30 days after the date of the occurrence of such Change of Control. The date fixed for such purchase will be a date not less than 30 nor more than 60 days after notice of the occurrence of a Change of Control is given (except as otherwise required by law). To be purchased, the Note must be received with a duly executed written notice at the office of the Maker not later than the fifth business day prior to the date fixed for such purchase. Upon such purchase, the Note will be canceled. Following tender of a notice of purchase, Holder will be entitled to revoke its election by delivering a written notice of such revocation to the Maker on or prior to the date fixed for such purchase.

          A "Change of Control" will be deemed to have occurred (i) upon any merger or consolidation of the Maker with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Maker in one transaction or a series of related transactions if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity,
(ii) when any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the Maker or (iii) when, during any period of 12 consecutive months after the date hereof, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Maker (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Maker was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Maker then in office.

          3.14 NO IMPAIRMENT. The Maker will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Holder of the Note.

          3.15 CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Maker shall, upon the written request at any time of Holder, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and
(3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of the Note. Despite such adjustment or readjustment, the form of each or all certificates for the Note, if the same shall reflect the initial or any subsequent Conversion Price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Section which shall control.

     4.   MISCELLANEOUS.

          4.1 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          4.2 RESERVATION OF SHARES. The Maker has authorized, and shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to the effect the conversion of this Note into shares of Common Stock as provided for herein and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of this Note, Maker will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Maker has authorized, and shall at all times reserve and keep available out of its authorized but unissued shares of Series B Convertible Preferred Stock, such number of its shares of Series B Convertible Preferred Stock as shall from time to time be sufficient to the effect the conversion of this Note into shares of Series B Convertible Preferred Stock as provided for herein and, if at any time the number of authorized but unissued shares of Series B Convertible Preferred shall not be sufficient to effect the conversion of this Note, Maker will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Convertible Preferred Stock to such number of shares as shall be sufficient for such purpose, provided that, in no event shall any Series B Convertible Preferred Stock, other than such stock issued upon conversion of and in exchange for this Note, be issued by the Maker.

          4.3 AMENDMENT AND CONSENT. The term "Note" or "this Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed or if later amended or supplemented, then, as so amended or supplemented. This Note may be amended only by a writing executed by Maker and consented to by Holder.

          4.4 ASSIGNABILITY. This Note shall be binding upon Maker, its successors and assigns, and shall inure to the benefit of Holder, and any successors and assigns of Holder. This Note may be sold, assigned, pledged or otherwise encumbered, in whole or in part, without the prior written consent of Maker.

          4.5 WAIVERS. The Maker hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable law.

          4.6 COST OF COLLECTION. If default is made in the payment of this Note or should any other Event of Default occur, Maker shall pay or reimburse all of Holder's costs of collection, including reasonable attorneys' fees, which amounts shall be payable on demand and accrue interest at the rate then applicable to the Borrowed Amount.

          4.7 NON-BUSINESS DAYS. If any payment to be made by the Maker under this Note shall become due on a day other than a Business Day (as defined in the Agreement), payment shall instead by considered to be due on the succeeding Business Day and any extension of time shall be reflected in computing interest.

          4.8 GOVERNING LAW. THIS NOTE SHALL BE DELIVERED TO AND ACCEPTED BY HOLDER IN THE STATE OF NEW YORK, AND SHALL BE

GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS THEREOF.

          IN WITNESS WHEREOF, Maker has caused this Note to be signed in its name by its duly authorized officers.

          DATED:  July__, 1999.

                         APPLIED MAGNETICS CORPORATION
                         a Delaware corporation


                         By __________________________________

                               Its ________________________________

                                   SCHEDULE 1


For the quarter ended September 30, 1999:
   Net revenues of not less than $33.3 million
   Net loss of not more than $31 million
   Cash of not less than $32 million

For the quarter ended December 31, 1999:
   Net revenues of not less than $49.8 million
   Net loss of not more than $21 million
   Cash of not less than $23 million


For the quarter ended March 31, 2000:
   Net revenues of not less than $66.2 million
   Net loss of not more than $10 million
   Cash of not less than $27 million


For the quarter ended June 30, 2000:
   Net revenues of not less than $85.6 million
   Net profit of not less than $2 million
   Cash of not less than $44 million